Exhibit 99.2

Contact:	Peter W. Keegan Senior Vice President (212) 521-2950 Candace Leeds V.P. of Public Affairs (212) 521-2416 Joshua E. Kahn Investor Relations (212) 521-2788

FOR IMMEDIATE RELEASE

CAROLINA GROUP REPORTS NET INCOME
FOR THE FIRST QUARTER OF 2005

NEW YORK, May 3, 2005—Loews Corporation (NYSE:LTR) today reported Carolina Group net income for the 2005 first quarter of $118.5 million, compared to $103.0 million in the 2004 first quarter. Net income attributable to Carolina Group stock (NYSE:CG) for the first quarter of 2005 was $46.5 million, or $0.68 per share of Carolina Group stock, compared to $34.4 million, or $0.59 per share in the prior year.

The increase in net income attributable to Carolina Group stock for the first quarter of 2005, as compared to the corresponding period of the prior year, reflects the sale by Loews Corporation of 10,000,000 shares of Carolina Group stock in December of 2004 and the higher overall results of the Carolina Group. Net income per share of Carolina Group stock was not impacted by the sale of Carolina Group stock in December of 2004. Carolina Group stock represents a 39.20% and 33.43% economic interest in the Carolina Group for the three months ended March 31, 2005 and 2004, respectively.

Net sales for the Carolina Group were $795.1 million in the first quarter of 2005, compared to $767.9 million in the 2004 first quarter. The increase in net sales reflects an increase in unit sales volume of 0.3% and a reduction in sales promotion expenses.

Results of operations of the Carolina Group include interest expense of $22.4 and $24.6 million, net of taxes, for the three months ended March 31, 2005 and 2004, respectively, on notional intergroup debt. At March 31, 2005, $1.797 billion principal amount of notional intergroup debt was outstanding.

The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of the Company’s assets and liabilities, referred to as the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc. The Carolina Group, a notional group, is not a separate legal entity. The purpose of this financial information is to provide investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group, and this financial information should be read in conjunction with the consolidated financial information of Loews Corporation.

As of March 31, 2005, there were 68,027,309 shares of Carolina Group stock outstanding representing a 39.22% economic interest. Depending on market and other conditions, the Company, for the account of the Carolina Group, from time to time may purchase shares of Carolina Group stock in the open market or otherwise.

# # #

Loews Corporation has issued a separate press release reporting its consolidated results for the first quarter of 2005, which accompanies this press release.

A conference call to discuss the first quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Tuesday, May 3, 2005. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592. An online replay will be available at the Company’s website following the call.

Carolina Group
Financial Review

	Three Months Ended
	March 31,
	2005	2004
	(Amounts in millions,
	except per share data)

Net sales (a)	$795.1	$767.9

Cost of sales (a) (b)	486.7	467.3
Selling, advertising and administrative	90.0	100.0

Total operating costs and expenses	576.7	567.3

Operating income	218.4	200.6
Investment income	12.2	8.5
Interest expense	(36.6)	(40.3)

Income before income taxes	194.0	168.8
Income taxes	75.5	65.8

Net income	118.5	103.0
Earnings attributable to the Loews Group intergroup interest (c)	72.0	68.6

Income attributable to Carolina Group shareholders (d)	$46.5	$34.4

Per share of Carolina Group stock (e)	$0.68	$0.59

Weighted number of shares outstanding	68.00	57.97

(a)	Includes excise taxes of $156.2 and $156.1 for the three months ended March 31, 2005 and 2004.
(b)	Includes charges of $198.7 and $201.1 ($121.4 and $122.7 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.
(c)
The Loews Group's intergroup interest in the earnings of the Carolina Group reflected share equivalents amounting to 105,445,000 shares of 173,472,309 share and share equivalents outstanding in 2005 and share equivalents amounting to 115,445,000 shares of 173,411,750 share and share equivalents outstanding in 2004. As of March 31, 2005, there were 68,027,309 shares of Carolina Group stock outstanding.

(d)	Represents 39.20% and 33.43% of the economic interest in the Carolina Group for the three months ended March 31, 2005 and 2004.
(e)
Earnings per common share-assuming dilution is not presented because securities that could potentially dilute basic earnings per share in the future would have been insignificant or antidilutive for the periods presented.

Carolina Group
Supplemental Information

The following information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows (all units in thousands):

	Three Months Ended
	March 31,
	2005	2004

Full Price Brands

Total Newport	7,521,694	7,379,958
Total Kent Family	174,495	210,449
Total True	137,592	160,764
Total Max	9,591	11,307
Total Satin	1,596	2,094
Total Triumph		528

Total Full Price Brands	7,844,968	7,765,100

Price/Value Brands

Total Old Gold	191,319	218,814
Total Maverick	177,432	155,562

Total Price/Value Brands	368,751	374,376

Total Domestic Cigarettes	8,213,719	8,139,476

Total Puerto Rico and U.S. Possessions	166,764	211,864

Grand Total	8,380,483	8,351,340

Notes:

1.	This information is unaudited and is not adjusted for returns.
2.	Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.